CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our reports dated July 28, 2014, with respect to the financial statements of Wells Fargo Advantage Real Return Fund (formerly Wells Fargo Advantage Inflation-Protected Bond Fund), one of the funds comprising the Wells Fargo Funds Trust, as of May 31, 2014, incorporated herein by reference, and to the reference to our firm under the headings “Financial Highlights” in the Prospectuses.

/s/ KPMG LLP

Boston, Massachusetts

November 28, 2014